UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 1 Policy. EXHIBIT 97.1 Incentive compensation recoupment and holdback policy. Purpose and scope The purpose of this Policy is to provide direction for the process of recouping Erroneously Awarded Compensation in order to satisfy the requirements of the NYSE Listing Standards and Rule 10D-1 as adopted by the U.S. SEC to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This Policy will operate in addition to any legal requirements that may apply to the Company and its Employees, officers and directors. This Policy is in addition to any other action or remedy available to the Company against such individuals under applicable law, policy or contract, up to and including termination of employment and/or legal action for breach of fiduciary duty or fraud. This Policy applies to all Covered Executives of TC Energy Corporation and their beneficiaries, heirs, executors, administrators or other legal representatives. Policy 1 Recoupment event 1.1 If TC Energy Corporation is required to prepare a Restatement, then, as determined by the Human Resources Committee, the Covered Executive’s Incentive-Based Compensation will be subject to forfeiture, recovery and recoupment, subject to the following: a) This Policy applies to Incentive-Based Compensation received by a Covered Executive: (i) on or after October 2, 2023, (ii) after beginning services as a Covered Executive, and any subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recoup Erroneously Awarded Compensation pursuant to this Policy, and (iii) if the Covered Executive served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation. b) The amount to be forfeited or recouped will equal the Erroneously Awarded Compensation. The Human Resources Committee will take actions necessary to recoup the Erroneously Awarded Compensation reasonably promptly following a Restatement. Where the amount of Erroneously Awarded Compensation is not subject to

Incentive compensation recoupment and holdback policy. UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 2 mathematical recalculation directly from the information in the Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (NYSE). The amount of the Erroneously Awarded Compensation must not be reduced based on, or otherwise calculated with regard to, any taxes paid by the Covered Executive with respect to such amounts. c) This Policy must only apply to Incentive-Based Compensation that was received during the Applicable Period and that was received (or would have been settled in the absence of an elective deferral of payment by the individual) while TC Energy Corporation has a class of securities listed on a U.S. national securities exchange or a national securities association. For purposes of this Policy, Incentive-Based Compensation is deemed received in the fiscal period during which the Financial Reporting Measure(s) specified in the applicable Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of such fiscal period. 1.2 In the event of a recoupment of Erroneously Awarded Compensation from a Covered Executive, the Human Resources Committee may also seek reimbursement of all reasonable costs, including legal fees, incurred in connection with the recoupment of the Erroneously Awarded Compensation from such Covered Executive. 2 Impracticability 2.1 The Company must recoup any Erroneously Awarded Compensation unless the conditions set forth in the following clauses (a), (b) or (c) are met and such recoupment would be impracticable, as determined by the Human Resources Committee in accordance with Rule 10D-1 and the NYSE Listing Standards. No recoupment will be required if: a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped, provided that before concluding that it would be impractical to recoup any amount of Erroneously Awarded Compensation based on this clause (a), the Company must make a reasonable attempt to recoup such Erroneously Awarded Compensation, document such reasonable attempt(s) and provide such documentation to the NYSE; b) recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Employees of the Company, to fail to meet the applicable requirements of the U.S. Internal Revenue Code, or any successor provision thereof; or c) recoupment would violate home country law where that law was adopted prior to November 28, 2022, provided that before concluding that it would be impractical to recoup any amount of Erroneously Awarded Compensation based on this clause (c), the Company must obtain an opinion of home country legal counsel, acceptable to the NYSE, that recoupment would result in such violation, and must provide such opinion to the NYSE.

Incentive compensation recoupment and holdback policy. UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 3 3 No indemnification 3.1 The Company must not indemnify any current or former Covered Executive against the loss of Erroneously Awarded Compensation, and must not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such Covered Executive’s potential repayment obligations. 4 Other recoupment rights 4.1 The Human Resources Committee may require that any employment agreement, equity award agreement, or similar agreement entered into, amended or restated on or after the Effective Date must, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy and the application of this Policy to any award made prior to the Effective Date. 5 Notification requirements 5.1 In the event of a Restatement or potential Restatement, the Financial Reporting department must notify the Corporate Secretarial Legal department and the Human Resources department as soon as reasonably possible. 6 Effective Date 6.1 This Policy is effective as of the Effective Date. 6.2 To the extent there are any inconsistencies, as of the Effective Date, this Policy supersedes all prior contracts, agreements and understandings, written or oral, with any Covered Executive. In the event any contract, agreement or understanding with any Covered Executive is inconsistent with the terms of this Policy, the terms of this Policy will govern. 6.3 The terms of this Policy must apply to any Incentive-Based Compensation that is received by a Covered Executive on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded, granted or paid to the Covered Executive prior to October 2, 2023. Subject to applicable law, the Human Resources Committee may effect forfeiture or recoupment under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after October 2, 2023.

Incentive compensation recoupment and holdback policy. UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 4 Your responsibility Employees must follow all applicable provisions and the spirit and intent of this corporate governance document and support others in doing so. Employees must promptly report any suspected or actual violation of this corporate governance document through available channels so that TC Energy can investigate and address it appropriately. Employees who violate this corporate governance document or knowingly permit others under their supervision to violate it, may be subject to appropriate corrective action, up to and including termination of employment or contract, as applicable, in accordance with the Company’s corporate governance documents, employment practices, contracts, collective bargaining agreements and processes. Interpretation and administration The Company has sole discretion to interpret, administer and apply this corporate governance document and to change it at any time to address new or changed legal requirements or business circumstances. Non-retaliation TC Energy supports and encourages Employees and Contractors to report suspected violations of corporate governance documents, applicable laws, regulations, and authorizations, as well as hazards, potential hazards, incidents involving health and safety or the environment, and near hits. Such reports can be made through available channels. TC Energy takes every report seriously and investigates it to identify facts and, when warranted, makes improvements to our corporate governance documents and practices. All Employees and Contractors making reports in good faith will be protected from retaliation, and all Employees and Contractors must report if they or someone they know is being or has been retaliated against for reporting. Good Faith Reporting will not protect Employees and Contractors who make intentionally false or malicious reports, or who seek to exempt their own negligence or willful misconduct by the act of making a report. Definitions Applicable Period means the three completed fiscal years prior to the earlier of: • the date TC Energy Corporation’s Board of Directors, a committee of the Board of Directors, or officer(s) authorized to take such action if action by the Board of Directors is not required, concludes, or reasonably should have concluded, that TC Energy Corporation is required to prepare a Restatement; or • the date a court, regulator, or other legally authorized body directs TC Energy Corporation to prepare a Restatement.

Incentive compensation recoupment and holdback policy. UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 5 In addition to the last three completed fiscal years described in the preceding sentence, the Applicable Period includes any transition period (that results from a change in TC Energy Corporation’s fiscal year) within or immediately following those three completed fiscal years; provided, however, a transition period between the last day of TC Energy Corporation’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year for purposes of the Applicable Period. Covered Executive means all of TC Energy Corporation’s current and former executive officers, as determined by the Human Resources Committee, in accordance with the Listing Standards and Rule 10D-1 and the definition of executive officer as defined in Rule 10D-1(d). Effective Date means December 1, 2023. Employee means full-time, part-time, temporary and student employees of the Company. Erroneously-Awarded Compensation means the amount of Incentive-Based Compensation received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Restatements. Exchange Act means the U.S. Securities Exchange Act of 1934, as amended. Financial Reporting Measures means measures that are determined and presented in accordance with the accounting principles used in preparing TC Energy Corporation’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. Good Faith Reporting means an open, honest, fair and reasonable report without malice or ulterior motive. Human Resources Committee means the Human Resources Committee of the TC Energy Corporation Board of Directors. Incentive-Based Compensation means all compensation, such as cash bonuses or other cash incentive awards (including any deferred element thereof), and vested and unvested equity awards (including options, restricted stock and restricted stock units, performance stock unit awards and performance stock awards) from the Company that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures, unless also based on attainment of a Financial Reporting Measure. NYSE Listing Standards means Section 303A.14 of the New York Stock Exchange Listed Company Manual. Restatement means an accounting restatement of TC Energy Corporation’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting Restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that

Incentive compensation recoupment and holdback policy. UNCONTROLLED IF PRINTED DOCUMENT CLASSIFICATION: INTERNAL ID: 119865992 LAST REVIEWED: 2023/11/07 STATUS: APPROVED 2023/11/07 EFFECTIVE DATE: 2023/12/01 6 would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Rule 10D-1 means Rule 10D-1 promulgated under the Exchange Act. TC Energy or the Company means TC Energy Corporation and its wholly-owned subsidiaries and operated entities. U.S. SEC means the United States Securities and Exchange Commission. References Related corporate governance and supporting documents • Code of Business Ethics Policy Other References • Dodd-Frank Wall Street Reform • NYSE Listing Standards • U.S. Internal Revenue Code • U.S SEC How to contact us • Policy Questions and Comments TC Energy’s reporting channels • Ethics Helpline • Corporate Compliance • Internal Audit • Human Resources • Legal department • Compliance Coordinators